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                            CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                          SORRENTO NETWORKS CORPORATION


TO:      Department of the Treasury
         State of New Jersey

         Pursuant to the provisions of New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

         1. The name of the Corporation is Sorrento Networks Corporation.

         2. The following amendment to the Certificate of Incorporation was approved by the directors of the Corporation in connection with the approval of the share combination, as of the 24th day of October, 2002.

         3. The amendment to the Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share combination exceeding the percentage of authorized shares that was unissued before the share combination.

         4. The class of shares subject to the share combination is the common shares, par value $0.30 per share. The number of common shares authorized prior to the share combination is 150,000,000. The number of common shares are to be combined resulting in 7,500,000 common shares authorized.

         5. Section (a) of Article Four of the Certificate of Incorporation is hereby amended to read as follows:

         a. Aggregate Number. The aggregate number of shares which the corporation shall have authority to issue is Nine Million Five Hundred Thousand (9,500,000) consisting of Seven Million Five Hundred Thousand (7,500,000) common shares, thirty cents ($0.30) par value, and Two Million (2,000,000) preferred shares, one cent ($.01) par value. The preferred shares have such designation and relative voting, dividend, liquidation and other rights, preferences and limitations as previously set forth in amendments to the Certificate of Incorporation or as may be stated in further amendments to the Restated Certificate of Incorporation.

         6. This Certificate of Amendment shall be effective as of the date of filing.

Dated this 25th day of October, 2002.

                          SORRENTO NETWORKS CORPORATION


                          By: /s/ Philip W. Arneson
                              ----------------------------
                              Philip W. Arneson, President